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                                                                      Exhibit 12

GTECH Holdings Corporation and subsidiaries
Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
Dollars in thousands



                                              Nine months
                                                 ended                    Fiscal Year Ended
                                                         ----------------------------------------------------------------------
                                              November 24,  February 24,  February 26,  February 27,  February 28,  February 22,
                                                 2001          2001          2000          1999          1998          1997
                                              ------------  ------------  ------------  ------------  ------------  -----------

Income before income taxes                        92,525        70,735       155,977       150,954        44,613        131,869
Add:
  Interest on indebtedness                        18,475        27,165        29,032        27,405        30,311         20,812
  Equity income (loss) net of distributions         (588)        1,343          (376)       (3,117)       (8,632)        (9,174)
  Minority losses                                    139         2,039         4,528           484             -              -
  Portion of rents representative of the
    interest                                       4,833         7,160         7,160         7,160         7,160          7,160
  Amortization of capitalized interest             1,471         1,927         2,210         1,985         1,586            684
                                                 -------       -------       -------       -------        ------       --------
    Earnings                                     116,855       110,369       198,531       184,871        75,038        151,351
                                                 =======       =======       =======       =======        ======

Interest on indebtedness                          18,475        27,165        29,032        27,405        30,311         20,812
Portion of rents representative of the
  interest fact                                    4,833         7,160         7,160         7,160         7,160          7,160
Capitalized interest                               1,052         1,077             -         1,983         4,348          4,224
                                                 -------       -------       -------       -------        ------       --------
    Fixed Charges                                 24,360        35,402        36,192        36,548        41,819         32,196
                                                 =======       =======       =======       =======        ======       ========
    Ratio of earnings to fixed charges              4.80          3.12          5.49          5.06          1,79           4.70

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